MASTER US HIGH YIELD TRUST

FILE # 811-10019

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
10/22/2004	Advanced Micro Devices 7.75% 11/1/12	$600,000,000	$3,800,000	Citigroup Credit Suisse First Boston Merrill Lynch Morgan Stanley
10/29/2004	Advertising Directory Solutions 9.25% 11/15/12	$170,000,000	$250,000	JP Morgan Banc of America Deutsche Bank Merrill Lynch
12/8/2004	Stone Energy 6.75% 12/15/04	$200,000,000	$800,000	Banc of America Merrill Lynch Goldman Sachs RBS Greenwich Capital Howard Well Inc. Johnson Rice & Co.
12/14/2004	Reliant Resources Inc 6.75 12/15/14	$750,000,000	$1,650,000	Goldman Sachs Banc of America Barclays Capital Deutsche Bank Merrill Lynch ABN AMRO Scotia Capital (USA) Inc J.P. Morgan UBS Securities
12/15/2004	Goodman Global Holding Co. 7.88% 12/15/12	$400,000,000	$1,725,000	UBS Investment Bank JP Morgan Credit Suisse First Boston Deutsche Bank Merrill Lynch
2/3/2005	EGL Acquisition Corp 7.63% 2/1/15	$660,000,000	$1,475,000	Merrill Lynch JP Morgan Wachovia CIBC World Markets PNC Capital Markets